Exhibit 99.1

Anhui Wonder University of Information Engineering
Balance Sheet
as at December 31, 2012
(In RMB)

ASSETS
Current Assets:
Cash	5,511,583
Accounts receivable	59,731,064
Total current assets	65,242,647

Fixed Assets:
Land	1,505,000,000
Buildings	719,866,669
Equipment	58,050,485
Infrastructure engineering	15,324,562
Books	6,163,463
Construction in progress	258,597,732
Total fixed assets	2,563,002,911

Goodwill	1,000,000,000

Total Assets	3,628,245,558

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short term loan	48,000,000
Accounts payable	15,066,996
Taxes payable	25,558
Dividend payable	3,729,309
Total current liabilities	66,821,863

Long Term Loan	55,000,000

Total Liabilities	121,821,863

Stockholders' Equity:
Paid in capital	280,200,000
Additional paid in capital	2,935,404,757
Retained earnings	290,818,938
Total stockholders' equity	3,506,423,695

Total Liabilities and Stockholders' Equity	3,628,245,558

Anhui Wonder University of Information Engineering
Statement of Income
For the Year Ended December 31, 2012
(In RMB)

Revenue	104,656,059

Operating Expenses	16,279,609
Management Fee	27,188,893
Total Expenses	43,468,502

Operating Income	61,187,557

Interest Expense	7,139,604

Net Profit	54,047,953

Anhui Wonder University of Information Engineering
Statement of Changes in Stockholders' Equity
For the Years Ended December 31, 2012 and 2011
(In RMB)

	Paid In Capital	Additional Paid In Capital	Retained Earnings	TOTAL
Balance, 12/31/11	280,200,000	2,935,404,757	240,500,294	3,456,105,051

2012 Profit			54,047,953	54,047,953
2012 Dividend			(3,729,309)	(3,729,309)

Balance, 12/31/12	280,200,000	2,935,404,757	290,818,938	3,506,423,695

Anhui Wonder University of Information Engineering
Statement of Cash Flows
For the Year Ended December 31, 2012
(In RMB)

Cash Flows From Operating Activities:
Net income	54,047,953
Adjustments to reconcile net income with net
cash provided by operating activities:
Charges not involving the use of cash:

Changes in assets and liabilities:
Decrease in other accounts receivable	9,110,698
Reduction in other accounts payable	(6,028,703)
Reduction in taxes payable	(9,785)
Reduction in other current liabilities	(5,229,016)
Cash Provided by Operating Activities	51,891,147

Cash Flows From Investing Activities:
Acquisitions of fixed assets	(77,185,629)
Cash Consumed by Investing Activities	(77,185,629)

Cash Flows From Financing Activities:
Proceeds of bank loans	30,000,000
Cash Provided by Financing Activities	30,000,000

Net change in cash	4,705,518
Cash balance, beginning of period	806,065
Cash balance, end of period	5,511,583

Anhui Wonder University of Information Engineering
Reconciliation of Financial Statements to U.S. Standards
December 31, 2012

A.   Reconciliation of Balance Sheet To U.S. Standards

B.   Reconciliation of Statement of Income To U.S. Standards

C.   Reconciliation of Statement of Changes in Stockholders' Equity To U.S. Standards

D.   Reconciliation of Statement of Cash Flows To U.S. Standards

E.   Notes To Reconciliation of Financial Statements To U.S. Standards

Anhui Wonder University of Information Engineering
Reconciliation of Balance Sheet To U.S. Accounting Standards
as at December 31, 2012
(In RMB)

	As Originally Reported		Adjustments	Restated To U.S. Standards
ASSETS
Current Assets:
Cash	5,511,583			5,511,583
Accounts receivable	59,731,064	(A)	(52,607,876)	7,123,188
Allowance for doubtful accounts		(B)	(535,380)	(535,380)
Total current assets	65,242,647		(53,143,256)	12,099,391

Fixed Assets:
Land use rights	1,505,000,000	(C)	(1,417,533,800)	87,466,200
Buildings	719,866,669	(C)	(517,546,444)	202,320,225
Equipment	58,050,485			58,050,485
Infrastructure engineering	15,324,562			15,324,562
Books	6,163,463			6,163,463
Construction in progress	258,597,732			258,597,732
Total fixed assets	2,563,002,911		(1,935,080,244)	627,922,667
Less accumulated depreciation and amortization	—	(D)(H)	(101,423,768)	(101,423,768)
Net fixed assets	2,563,002,911		(2,036,504,012)	526,498,899

Other Assets:
Related party receivables	—	(A)	52,607,876	52,607,876
Goodwill	1,000,000,000	(C)	(1,000,000,000)	—
Total other assets	1,000,000,000		(947,392,124)	52,607,876

Total Assets	3,628,245,558		(3,037,039,392)	591,206,166

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short term loan	48,000,000	(G)	10,000,000	58,000,000
Accounts payable	15,066,996			15,066,996
Taxes payable	25,558			25,558
Dividend payable	3,729,309			3,729,309
Deferred revenue	—	(F)	69,770,704	69,770,704
Total current liabilities	66,821,863		79,770,704	146,592,567

Long Term Loan	55,000,000	(G)	(10,000,000)	45,000,000

Total Liabilities	121,821,863		69,770,704	191,592,567

Stockholders' Equity:
Paid in capital	280,200,000			280,200,000
Additional paid in capital	2,935,404,757	(C)	(2,935,080,244)	324,513
Retained earnings	290,818,938	(B)	(567,684)	93,899,997
		(E)	(54,047,953)
		(D)	(76,318,550)
		(F)	(55,268,374)
		(H)	(10,716,380)
Current earnings	—	(E)	54,047,953	25,189,089
		(D)	(12,639,514)
		(F)	(14,502,330)
		(B)	32,304
		(H)	(1,749,324)
Total stockholders' equity	3,506,423,695		(3,106,810,096)	399,613,599

Total Liabilities and Stockholders' Equity	3,628,245,558		(3,037,039,392)	591,206,166

Anhui Wonder University of Information Engineering
Reconciliation of Statement of Income To U.S. Accounting Standards
For the Year Ended December 31, 2012
(In RMB)

	As Originally Reported		Adjustments	Restated To U.S. Standards
Revenue	104,656,059	(F)	14,502,330	90,153,729

Operating Expenses	16,279,609	(D)(H)	14,388,838	30,668,447
Management Fee	27,188,893	(B)	(32,304)	27,156,589
Total Expenses	43,468,502		14,356,534	57,825,036

Operating Income	61,187,557		28,858,864	32,328,693

Interest Expense	7,139,604		—	7,139,604

Net Income	54,047,953		28,858,864	25,189,089

Anhui Wonder University of Information Engineering
Reconciliation of Statement of Changes in Stockholders' Equity To U.S. Accounting Standards
For the Year Ended December 31, 2012
(In RMB)

	Paid In Capital		Additional Paid In Capital		Retained Earnings	TOTAL
Balance, December 31, 2011:
As originally presented	280,200,000		2,935,404,757		240,500,294	3,456,105,051
Adjustments	—	(C)	(2,935,080,244)			(2,935,080,244)
				(B)	(567,684)	(567,684)
				(F)	(55,268,374)	(55,268,374)
				(D)(H)	(87,034,930)	(87,034,930)
Balance, December 31, 2011, as adjusted to U.S. Standards	280,200,000		324,513		97,629,306	378,153,819

2012 net income:
As originally presented					54,047,953	54,047,953
Adjustments - net					(28,858,864)	(28,858,864)
2012 dividend					(3,729,309)	(3,729,309)

Balance, December 31, 2012:
As originally presented	280,200,000		2,935,404,757		290,818,938	3,506,423,695
Adjustments - above	—		(2,935,080,244)		(171,729,852)	(3,106,810,096)
Balance, December 31, 2012, as adjusted to U.S. Standards	280,200,000		324,513		119,089,086	399,613,599

Anhui Wonder University of Information Engineering
Reconciliation of Statement of Cash Flows To U.S. Standards
For the Year Ended December 31, 2012
(In RMB)

	As Originally Reported		Adjustments	Restated To U.S. Standards
Cash Flows From Operating Activities:
Net income	54,047,953		(28,858,864)	25,189,089
Adjustments to reconcile net income with net cash provided by operating activities:
Charges not involving the use of cash:
Depreciation and amortization	—	(D)	14,388,838	14,388,838
Increase in revenue deferral	—	(F)	14,502,330	14,502,330
Reduction in provision for doubtful accounts	—	(B)	(32,304)	(32,304)

Changes in assets and liabilities:
Decrease in other accounts receivable	9,110,698	(A)	3,594,351	12,705,049
Reduction in other accounts payable	(6,028,703)			(6,028,703)
Reduction in taxes payable	(9,785)			(9,785)
Reduction in other current liabilities	(5,229,016)			(5,229,016)
Cash Provided by Operating Activities	51,891,147		3,594,351	55,485,498

Cash Flows From Investing Activities:
Acquisitions of fixed assets	(77,185,629)			(77,185,629)
Increase in Related Party receivables	—	(A)	(3,594,351)	(3,594,351)
Cash Consumed by Investing Activities	(77,185,629)		(3,594,351)	(80,779,980)

Cash Flows From Financing Activities:
Proceeds of bank loans	30,000,000			30,000,000
Cash Provided by Financing Activities	30,000,000		—	30,000,000

Net change in cash	4,705,518		—	4,705,518
Cash balance, beginning of period	806,065		—	806,065
Cash balance, end of period	5,511,583		—	5,511,583

Anhui Wonder University of Information Engineering
Notes to Reconciliation of Financial Statements to U.S. Accounting Standards
December 31, 2012

(A)  Reclassification of related party receivables. Prior to December 31, 2011, the Company made advances to three companies which are controlled by the Company president. At December 31, 2011, the outstanding balance of these advances totaled RMB49,013,525; these balances were increased by RMB3,594,351 during the year 2012 and totaled RMB53,607,876 at December 31, 2012. These advances are due on demand and do not bear interest.

(B)  To provide for doubtful accounts.

(C)  To restore asset account balances to historical cost. An appraisal of the company assets was made during the year 2011 and, as permitted by Chinese accounting standards, the book balances of several assets were increased to the appraised amounts. U.S. accounting standards do not permit such an increase, so these write-ups have been eliminated.

(D)  To provide for depreciation. The University does not routinely provide for depreciation. Company assets have been depreciated by the straight line method over lives of 50 years for buildings, 8 years for vehicles, and 5 years for furniture, equipment, books, and the cost of infrastructure.

(E)  To reclassify current earnings.

(F)  To recognize revenue deferral. Revenue is recognized as tuition is collected. This adjustment was made to recognize revenue when product is delivered to customers. All students prepay in September each year for courses they plan to take during the next school year. Revenue has been adjusted so that it is recognized ratably over the period during which classes occur. No provision has been made for any right of return that may exist as the payments are non-refundable.

(G)  To reclassify bank loan due currently.

(H)  To provide for amortization of land use rights. The University has rights to use four parcels of land on which the University is situated. These rights were granted under four separate leases, each for 50 years, with rights of renewal for additional 50 year terms. The original cost of these leases is being amortized by the straight line method over the original lease terms.

INCOME TAXES
The Company is exempt from filing income tax returns in China under the provisions of a Notice of the Anhui Ministry of Finance and State Administration of Taxation. The Notice providing the exemption specifies among other things that income taxes will not be collected for the income earned by schools and funds gained by schools for their enterprise development. This exemption was granted to encourage further development of schools.

Anhui Wonder University of Information Engineering
Notes to Reconciliation of Financial Statements to U.S. Accounting Standards
December 31, 2012

LONG TERM BANK LOANS
The Company had seven bank loans outstanding at December 31, 2012, as follows:

	Due Date	Interest Rate	Amount	Due Currently	Long Term
Huishang Bank	February 28, 2013	6.972%	10,000,000	10,000,000
Hefei Science & Technology Bank	June 29, 2013	8.203%	10,000,000	10,000,000
Feixi Rural Commercial Bank	October 14, 2013	10.490%	28,000,000	28,000,000
China Construction Bank	November 23, 2013	6.220%	10,000,000	10,000,000
China Construction Bank	June 15, 2017	6.972%	27,450,000		27,450,000
China Construction Bank	July 2, 2017	6.972%	17,550,000		17,550,000

Totals			103,000,000	58,000,000	45,000,000

EARNINGS PER SHARE
The Company does not calculate earnings per share since, as is customary in China, there are no shares outstanding. Equity ownership in China is determined by the relative amounts of capital contributions made by each of the equity owners.

SUPPLEMENTARY DISCLOSURES OF CASH FLOWS INFORMATION
Cash paid for interest during 2012 was RMB7,139,604. There was no cash payment for income taxes during 2012. There were no non cash investing or financing activities during 2012.